EXHIBIT 10.37

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated July 21, 2010, is made among EquityStation, Inc., a Florida corporation (the “Company”), vFinance Investments Holdings, Inc., a Florida corporation (the “Seller”), and Osage, LLC, an Osage Nation limited liability company (“Osage”).

RECITALS

Seller owns all of the Company’s issued and outstanding capital stock.  Seller desires to sell, and Osage desires to purchase, certain of the Company’s issued and outstanding stock, together with an option to purchase additional issued and outstanding stock of the Company.

Accordingly, in consideration of the premises and other good and valuable consideration, the parties intending to be legally bound agree as follows:

1.           PURCHASE AND SALE

1.1 Initial Interests; Purchase Option.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Osage, and Osage agrees to purchase from Seller:

(a) Two Hundred Forty Nine (249) shares of common stock of the Company (the “Initial Interests”) which constitutes 24.9% of (i) the Company’s issued and outstanding shares of common stock, and (ii) the voting rights with respect to the Company; and

(b) an option to purchase, at any time during the 12 months following the Initial Closing but subject to the consents and approvals contemplated in Sections 4.12 and 7.3(c), below, an additional Three Hundred One (301) shares of the Company’s common stock (the “Additional Interests”) which shall, upon exercise of the option, result in Osage owning an aggregate of 55% of the issued and outstanding shares of common stock of the Company and 55% of the voting rights with respect to the Company (the “Purchase Option”).

1.2 Payment of Base Purchase Price.

(a) At the closing of Osage’s purchase of the Initial Interests and the Purchase Option from Seller (the “Initial Closing”) Buyer will pay to Seller the Base Purchase Price (as defined in Section 1.2(b) below) in immediately available funds wired to a bank account designated by Seller in exchange for the Initial Interests and the Purchase Option

(b) The “Base Purchase Price” will be Eight Hundred Thousand U.S. Dollars ($800,000) subject to an adjustment upward (or downward) to the same extent as the Company’s Working Capital(as defined in Section 1.5 below) at Closing is above (or below) $75,000.

1.3 Exercise of Purchase Option.  Osage may exercise the Purchase Option at any time within 12 months of the Initial Closing.  For the avoidance of doubt, if Osage exercises the Purchase Option, the closing of the Osage’s purchase of the Additional Interests from Seller (the “Option Closing”) need not occur during such 12-month period, only Osage’s exercise of the Purchase Option need occur during that period.  The Option Closing, if applicable, shall occur as contemplated in paragraph 7.1(b), below, and may be referred to herein together with the Initial Closing, the “Closings” and each may be referred to herein individually as a “Closing”.

1.4 Payment of Option Purchase Price.

(a) At the Option Closing, Buyer will pay to Seller the Option Purchase Price (as defined in Section 1.4(b) below) in immediately available funds wired to a bank account designated by Seller in exchange for the Additional Interests.

(b) The “Option Purchase Price” will be the lesser of (i) One Million Seven Hundred Thousand U.S. Dollars ($1,700,000) or (ii) such other amount if any is agreed to by Osage and Seller, in either case subject to an adjustment upward (or downward) to the same extent as the Company’s Working Capital at Closing is above (or below) $75,000, but without duplication of any adjustment made to the Base Purchase Price at the Initial Closing.

1.5 Definition of Working Capital.  For purposes of calculating the Base Purchase Price and the Option Purchase Price, the Company’s “Working Capital” is equal to (i) current assets (except cash) minus (ii) current liabilities (except Debt).  “Debt” means all debt, debt equivalents and other interest-bearing obligations of the Company including without limitation, principal, interest, prepayment penalties or premiums, capitalized leases, amounts due to shareholders, bank overdrafts, and accounts payable that bear interest.

1.6 Payment of Estimated Purchase Price at Closings.

(a) Two business days before the Initial Closing, the parties will jointly prepare an estimate of the Base Purchase Price (the “Estimated Base Purchase Price”), and set forth such estimate on a schedule.  At the Initial Closing, Osage will distribute the Estimated Base Purchase Price to Seller.

(b) Two business days before the Option Closing (if the Option Closing occurs), the parties will jointly prepare an estimate of the Option Purchase Price (the “Estimated Option Purchase Price”), and set forth such estimate on a schedule.  At the Option Closing, Osage will distribute the Estimated Option Purchase Price to Seller.

1.7 Determination of Actual Purchase Prices.

(a) Immediately after the applicable Closing, the Seller will prepare or cause the Company to prepare the Company’s balance sheet as of the close of business on such Closing (each such balance sheet, a “Closing Balance Sheet”).  Each such Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles in the United States, consistently applied, (“GAAP”) and will be used to calculate the actual Base Purchase Price and Option Purchase Price, as applicable.  Each Closing Balance Sheet  shall be prepared and finalized as soon as reasonably possible and in no event later than thirty (30) days after the end of the month in which the applicable Closing occurred.

(b) If, in the case of the Base Purchase Price, the Base Purchase Price is less than the Estimated Base Purchase Price, Seller will pay the amount of such deficiency to Osage in cash, consisting of U.S. Dollars in immediately available funds.  If the Base Purchase Price is greater than the Estimated Base Purchase Price, Osage will pay the difference to Seller in cash, consisting of U.S. Dollars in immediately available funds.

(c) If, in the case of the Option Purchase Price, the Option Purchase Price is less than the Estimated Option Purchase Price, Seller will pay the amount of such deficiency to Osage in cash, consisting of U.S. Dollars in immediately available funds.  If the Option Purchase Price is greater than the Estimated Option Purchase Price, Osage will pay the difference to Seller in cash, consisting of U.S. Dollars in immediately available funds.

(d) Any payments owing under this Section 1.7 must be made within five days after final determination of the Base Purchase Price or the Option Purchase Price, as applicable.

1.8           FINRA Rule 5122 Disclosure.  Net proceeds paid by Osage to Seller in accordance with the transactions contemplated in this Agreement will be applied toward the business purposes of Seller, its parent or its affiliates.  No portion of such proceeds will be paid as selling compensation to any other person or entity, and Seller’s offering expenses in connection with the transactions contemplated in this Agreement are not expected to exceed $10,000.

2.           REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

Seller and the Company, jointly and severally, represent and warrant to Osage on the date of this Agreement and as of the date of each Closing (except where otherwise noted) as follows:

2.1 Capitalization.  All issued and outstanding shares of the Company’s capital stock are listed in Schedule 2.1.  All of the Company’s shares have been duly authorized and validly issued and are fully paid and nonassessable.  All issuances, transfers or purchases of the capital stock by the Company and the Seller have been in compliance with all applicable agreements and laws.  There are no outstanding subscriptions, options, rights, warrants, rights of first refusal, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer, or for the Seller to transfer, any capital stock of the Company.

2.2 Title to Shares.

(a) All shares of the Company’s capital stock are owned, as of the date of this Agreement and as of the date of the Initial Closing, beneficially and of record, by the Seller, free and clear of any liens, encumbrances, security interests, claims, restrictions, pledges, voting agreements, proxies, options, rights of first refusal, contractual rights or other interests (collectively “Claims”).

(b) After the Initial Closing, all shares of the Company’s capital stock, less the Initial Interests, will be owned, beneficially and of record, by the Seller, free and clear of any Claims.

(c) Seller has full power to vote and transfer the Initial Interest, and the Additional Interest as contemplated by this Agreement without obtaining the consent or approval of any other person, entity or governmental authority.

(d) Upon Initial Closing, Osage will have good title to the Initial Interests, free and clear of all Claims.

(e) If Osage exercises the Purchase Option, upon the Option Closing, Osage will have good title to the Additional Interests, free and clear of all claims.

(f) No prior offer, issue, purchase, sale, merger, transfer or other transaction with respect to any capital stock of the Company (including shares, options, warrants, or debt convertible into shares, options or warrants), or of any corporation that has merged into the Company, has given or may give rise to any claim or action that is enforceable against the Company, Seller or Osage.

2.3 Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  The Company is duly qualified and in good standing in each jurisdiction where the conduct of its business requires it to be so qualified, all of which jurisdictions are listed on Schedule 2.3.  The Company has no subsidiaries.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  The Seller is duly qualified and in good standing in each jurisdiction where the conduct of its business requires it to be so qualified.

2.4 Authorization; Binding Effect; No Conflict.

(a) The execution and delivery of this Agreement and all other related or ancillary agreements, certificates and other documents have been duly authorized by the Company and Seller.  This Agreement and all other related or ancillary agreements, certificates and other documents to be executed and delivered by the Company and Seller constitute (or will constitute when executed and delivered) the legal, valid and binding obligation of the Company and Seller, enforceable against them in accordance with their terms.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

(i) require any consent, authorization, approval or other action of any person, entity or government authority, other than as contemplated in Section 6.3, below;

(ii) violate or constitute a default under the Company’s or the Seller’s Articles of Incorporation or Bylaws;

(iii) violate or constitute a breach or default under any contract, agreement, commitment, note, indenture, mortgage, deed of trust, license, or permit; or

(iv) result in the creation or imposition of any lien, charge or encumbrance upon the Company’s property or cause the acceleration of any of the Company’s indebtedness.

2.5 Financial Statements, Obligations and Liabilities.

(a) Schedule 2.5 includes the following financial statements of the Company (the “Financial Statements”):

(i) the audited annual statements for all fiscal years beginning 2007 and ending 2009; and

(ii) unaudited interim statements the period beginning October 1, 2009, and ending on March 31, 2010 or a more recent date (the “Interim Statements”).

(b) The Financial Statements:

(i) were prepared in the ordinary course of business from the Company’s regular financial books and records in accordance with GAAP consistently followed throughout the periods indicated, except that unaudited statements are subject to normal year-end adjustments that are not material in amount or effect and do not include any notes;

(ii) fairly present the Company’s financial condition as of the dates of the balance sheets included in the Financial Statements and the results of operations for the periods then ended;

(iii) accurately reflect the transactions, assets, liabilities, earnings and other results of operations of the Company; and

(iv) are complete and correct.

(c) All transactions reflected in the Financial Statements were on an arms-length basis.

(d) The Company does not have any debt, liability, or obligation  (whether accrued, absolute, contingent, by guarantee, indemnity, or otherwise) nor has there been any occurrence which involves potential liability of the Company except those:

(i) disclosed in the Financial Statements; or

(ii) incurred in the ordinary course of business since the date (the “Interim Balance Sheet Date”) of the balance sheet (“Interim Balance Sheet”) included in the Interim Statements, which liabilities do not relate to any breach of contract, breach of warranty, tort, infringement, product liability, environmental matter or any alleged violation of law.

(e) All of the Company’s outstanding debt may be prepaid at any time without penalty or premium.

2.6 Absence of Certain Events.  Since December 31, 2009:

(a) the Company has conducted its business only in the ordinary and usual course and in substantially the same manner as previously conducted:

(b) there has not been any event, circumstance or condition that has had, or is reasonably likely to have, a material adverse effect on the Company’s financial condition, business, cash flows, assets, liabilities or prospects; and

(c) the Company has not taken any action or failed to take any action that would have violated any of the covenants of Section 4.2 if such covenants had been given as of such date.

2.7 Taxes.

(a) “Tax” or “Taxes” means all taxes or liens, including any interest, fines, penalties or other additions to tax, that the Company is required to pay, withhold or collect (including without limitation all income or profits taxes, payroll and employee withholding taxes, capital taxes, unemployment insurance, social security or welfare taxes, goods and service taxes,  sales and use taxes, ad valorem taxes, value-added taxes, excise taxes, import and custom duties, surcharges, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, assessments, environmental taxes, transfer taxes, worker’s compensation, pension premiums and other governmental charges, and other similar obligations).

(b) Within the times and in the manner prescribed by law, the Company has filed all Tax returns and has withheld and paid all Taxes due and payable.   All of the Company’s Tax returns provided to Osage or its representatives are accurate and complete.  The provision made for taxes on the Interim Balance Sheet is sufficient for the payment of all unpaid Taxes for the periods ended on or before the Interim Balance Sheet Date.  There are no present disputes as to Taxes or any Tax liens on any assets of the Company.  There are no outstanding agreements or waivers extending the dates for filing, payment, assessment or reassessment or extending the statutes or other periods of limitation applicable to any Tax or Tax return.  There is no legal proceeding, audit, assessment, reassessment, or request for information in progress, pending or threatened against or involving the Company in respect of Taxes nor are there any issues under discussion with any taxing authority relating to any matters which could result in claims for additional taxes.

(c) The Company has no liability for the taxes of any person or entity other than the Company.

2.8 Contracts.

(a) Schedule 2.8 accurately lists and briefly describes all material written and oral contracts, agreements, leases and other legally binding commitments of the Company (“Contracts”), separated according to the categories set forth on such Schedule.  All Contracts are valid and in full force with no default or breach by the Company or, to the Seller’s or Company’s knowledge, by any other party to such Contracts.  No event, failure, condition or act has occurred that, with the passage of time or the giving of notice, would result in a default or breach under any Contract or permit termination, modification or acceleration of rights or obligations under any Contract.  No defenses, offsets or counterclaims have been asserted or may properly be made by any party under any Contract.  The Company has not waived any rights under any Contract.  The transactions contemplated by this Agreement will not adversely affect any Contract in any way.

(b) None of the insurance policies listed on Schedule 2.8 is subject to any pending or threatened termination, non-renewal, or premium increase, and the Company is in compliance with all conditions contained in each policy.  There are no claims by the Company pending against such policies that the applicable insurers are defending under reservation of rights or have denied liability, and the Company has properly filed all claims under such policies.

2.9 Cash and Bank Accounts; Powers of Attorney.  Schedule 2.9 accurately lists all financial institutions in which the Company has an account or safe deposit box and the names of all persons, if any, holding general or special powers of attorney from the Company, together with a summary of the terms thereof.

2.10 Receivables and Payables.

(a) The Company’s accounts receivable reflected on the Interim Balance Sheet and arising since the Interim Balance Sheet Date are fully collectible in the ordinary course of business consistent with past practice within 90 days after billing less, in the case of receivables appearing on the Interim Balance Sheet, the recorded allowance for bad debts shown on the Interim Balance Sheet and less, in the case of receivables arising after the  Interim Balance Sheet Date the allowance for bad debts included in the Closing Balance Sheet.

(b) Schedule 2.10(a) accurately lists and ages the Company’s accounts receivable as of May 30, 2010.  The Company’s accounts receivable:

(i) represent valid obligations arising from sales actually made in the ordinary course of business; and

(ii) are not subject to valid defenses, set-offs or counterclaims (other than returns in the ordinary course of business).

(c) The Company has paid all accounts payable in accordance with their terms.  No interest is payable with respect to any portion of accounts payable.

2.11 Intellectual Property.  Schedule 2.11 accurately lists all patents, patent applications, trademarks, trade names, service marks, internet domain names and web sites, copyrights, formulas, trade secrets, inventions, know-how, designs, processes and other similar intangible rights used or licensed by the Company (“Intellectual Property”), and indicates whether each item is owned or licensed and, if licensed, the applicable owner.  The Intellectual Property is all intellectual property used in, or necessary to conduct, the Company’s business.  The Company has full right, title and interest to all Intellectual Property free and clear of any liens, claims or encumbrances.  Except as disclosed in Schedule 2.11, no third party (including without limitation the Seller or any Company employee) owns or claims any rights to any Intellectual Property.  The Company conducts its business without conflict or infringement with any intellectual property claimed or held by others.

2.12 Real Property.

(a) Schedule 2.12(a) accurately describes all real property (including improvements) owned, leased or used by the Company and indicates whether such property is owned or leased (and, if leased, the owner of such property).

(b) Except as described on Schedule 2.12(b):

(i) the Company’s use of, and all improvements located on, such real property complies with all applicable zoning and similar requirements;

(ii) no improvement on such real property encroaches on any boundary or easement, violates any set-back requirement, or is located on a flood plain;

(iii) there are no leases, subleases or other agreements granting to any party, other than the Company, the right of use or occupancy of any portion of such real property; and

(iv) there are no outstanding options or rights of first refusal to purchase or lease any of such real property.

(c) All title policies and surveys available to the Company concerning such real property are attached to Schedule 2.12(c).

2.13 Title to and Condition of Assets.

(a) The Company owns or leases, free and clear of all security interests, claims, encumbrances, easements, rights-of-way, restrictions and other interests (“Encumbrances”) all assets reflected in the Financial Statements or otherwise used to conduct its business, except for Encumbrances disclosed in the Financial Statements or in Schedule 2.13(a).

(b) The Company possesses all property necessary to conduct its business. All Company assets are in good and safe operating condition and repair.  Schedule 2.13(b) accurately describes all tangible personal property (except inventories and property with an original cost of less than $10,000 in the aggregate) owned, leased or used by the Company and indicates whether such property is owned or leased.  No personal property of the Company is located at any place other than at the real property described on Schedule 2.12(a).

2.14 Customers and Suppliers.  Schedule 2.14 accurately lists the Company’s ten largest suppliers (both as measured by dollar volume) for the years 2008, 2009, and 2010, together with aggregate sales by customer and aggregate purchases by supplier during such periods.  None of the Company’s customers or suppliers intends or has threatened to cease or materially alter their business with the Company after the Initial Closing or after any date on which the Option Closing might occur.  Neither the Company nor the Seller is aware of any reason why any customer or supplier would be unable or unwilling to continue its relationship with the Company.  Neither the Company nor any Seller, director or employee of the Company (or any relative of such person) has any direct or indirect interest in any competitor, supplier, customer, lessee or lessor, or in any other person with whom the Company does business.

2.15 Employees.

(a) Schedule 2.15(a) sets forth the name, position, current annual compensation, and date of last compensation increase for each of the Company’s current employees.  Except as set forth on Schedule 2.15(a), all of the Company’s employees are employees at will.  No employee has given notice of intent to terminate employment if the transactions contemplated by this Agreement are completed.  No employee of the Company is absent from work on short or long-term disability leave or leave under the Family and Medical Leave Act of 1993 or has notified the Company of his or her intent to take such leave.  There have been no actual or threatened labor disputes or work stoppages within the last three years, and none are expected.  None of the Company’s employees are represented by a union and no union organizing activities have taken or are taking place.

(b) Schedule 2.15(b) sets forth the worker’s compensation losses for the Company since December 31, 2008.  The Company has previously delivered to Osage all reports and filings made by the Company pursuant to the Occupational Safety and Health Act and similar state and local laws, regulations and orders since December 31, 2008.

2.16 Employee Benefit Plans.

(a) Schedule 2.16(a) briefly describes all health and dental insurance, life insurance, compensation, bonus, profit sharing, pension, retirement, vacation pay, disability, severance and other employee benefit plans and programs maintained or formerly maintained by the Company or any predecessor or former affiliates of the Company (“Benefit Plans”).

(b) The Company’s liabilities with respect to Benefit Plans are reflected in and have been accrued for in the Financial Statements in accordance with GAAP.  As respects all Benefit Plans:

(i) there are no funding deficiencies (determined on a plan termination basis);

(ii) no Reportable Event, as defined by the Employee Retirement Income Security Act (“ERISA”), has occurred during the last two years;

(iii) no Benefit Plan is a Multiemployer Plan (as defined in Section 4001 of ERISA);

(iv) no Benefit Plan provides for medical benefits, life insurance or other similar benefits to retirees or their families;

(v) no Benefit Plan is self funded except to the extent indicated in Schedule 2.16(a);

(vi) no termination or partial termination of any Benefit Plan or participation in any Benefit Plan has occurred within the last five years;

(vii) no disabled current or former employee claims or receives or is entitled to receive disability, pension,  health, welfare or life insurance benefits from the Company; and

(viii) all Benefit Plans may be terminated or modified by the Company in its discretion without penalty or premium.

2.17 Compliance With Laws.  The Company has at all times complied and is in compliance with all applicable laws, rules, regulations and ordinances affecting the Company’s properties or the operation of its business.  The Company has not violated, and is not in default with respect to, any judgment, order, injunction, settlement agreement or decree of, or any permit, license or other authority from, any court, agency or instrumentality.

2.18 Litigation.  Other than as disclosed in Schedule 2.18, there are no suits, arbitrations, or legal, administrative or other proceedings, hearings, audits, inquiries or investigations pending, threatened against or affecting the Company, or any of its employees, officers or directors.  The Company is not subject to any judgment, order, injunction, or decree.

2.19 Books and Records.  The Company’s minute books contain accurate records of all meetings of, and corporate actions taken by, the Company’s Board of Directors.  The Company’s stock record books are accurate and complete and have been made available in their entirety to Osage before the Initial Closing and, if Osage exercises the Purchase Option, will be made available to Osage before the Option Closing.  The Company will have possession of all of these books and records at both the Initial Closing and the Option Closing.

2.20 Environmental Matters.

(a) Except as described on Schedule 2.20(a):

(i) no hazardous or toxic substance, waste, pollutant or contaminant, petroleum product or any other substance regulated under any environmental law, statute, regulation, order, policy, guideline, permit or other legal requirement (“Environmental Law”) is present on, in, under or about any real property owned, managed, controlled, occupied, leased or otherwise used (collectively “Controlled”) by the Company or any of its predecessors (except for such quantities as are used in the ordinary course of business and stored in appropriate containers in compliance with all Environmental Laws); and

(ii) the Company has at all times complied and is in compliance with all Environmental Laws

(iii) the Company has no liability for the cleanup, remediation, removal or abatement of:

(A) any facility or property to which any waste or by-product has been sent, directly or indirectly, for treatment, storage, disposal or recycling; or

(B) any property now or previously Controlled by the Company or any predecessor.

(b) Except as disclosed on Schedule 2.20(b):

(i) for the past ten years no environmental audit, evaluation, assessment, study or test of any property or business operation of the Company is being or has been conducted by the Company or on the Company’s behalf; and

(ii) no notice pursuant to any Environmental Law (including alleged violations) has been received by the Company and no order, ruling, writ, injunction or legal proceeding pursuant to any Environmental Law or relating to the use, maintenance or operation of the Company’s property is in progress or threatened.

(c) Schedule 2.20(c) contains a list of all permits and other authorizations held by the Company under any Environmental Law.  No Environmental Law imposes standards or requirements that will require the Company to make capital expenditures in excess of $50,000 to comply with such standards or requirements.  During the past three years, the Company has not paid any civil or criminal fines, penalties, judgments or other amounts relating to alleged failure to comply with Environmental Laws or received any claim by a third party for environmental damage to property.

2.21 Product Liability.  Other than as described on Schedule 1.1, since December 31, 2007, there has been no claim, notice of claim, demand, investigation or other indication received by the Company concerning potential or alleged product liability.  Neither the Company nor the Seller is aware, nor has any customer complained, of any product quality, design, engineering or safety issue concerning any product manufactured, distributed or sold by the Company.  All products sold by the Company have complied with all governmental, trade association and other mandatory and voluntary requirements or specifications.

2.22 Capital Expenditures and Working Capital.  Schedule 2.22 accurately describes the capital improvements and expenditures the Company and Seller reasonably believe to be necessary during the next three years for the continued operation of the Company as presently conducted and contemplated by them.  Working capital levels (as a percentage of sales) during the next three years are expected to remain consistent with the levels reflected in the Financial Statements.

2.23 Affiliates.  The Company has no affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, or as used for purposes of pooling of interests accounting treatment), except as disclosed in Schedule 2.23.

2.24 Arms-Length Transactions.  All loans, sales, purchases and other transactions between the Company and Seller or any affiliate of Seller are described in Schedule 2.24.  All such transactions have been conducted at arms length or on an otherwise fair and reasonable basis.

2.25 Disclosure.  No representation or warranty by the Company or the Seller in this Agreement, nor any statement, document, certificate or schedule furnished or to be furnished in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.  Neither the Company nor the Seller is aware of any other fact or matter which if disclosed might reasonably affect the willingness of a purchaser to purchase the Company Shares.

3.           OSAGE’S REPRESENTATIONS AND WARRANTIES

Osage represents and warrants to the Company on the date of this Agreement and as of the date of each Closing as follows:

3.1 Organization and Standing.  Osage is a corporation duly organized, validly existing and in good standing under the laws of the Osage Nation.  Osage has all necessary powers to enter into this Agreement and all other agreements, certificates and other documents to be executed and delivered by Osage under this Agreement, and to perform its obligations under such agreements, certificates and other documents.

3.2 Authorization; Binding Effect; No Conflict.

(a) The execution and delivery of this Agreement and all other related agreements, certificates and other documents have been duly authorized and executed by Osage.  This Agreement and all other related agreements, certificates and other documents to be executed and delivered by Osage will constitute (or will constitute when executed and delivered) the legal, valid and binding obligation of Osage enforceable against it in accordance with their terms.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

(i) require any consent, authorization or approval of any person, entity or government authority; or

(ii) violate or constitute a default under Osages Articles of Organization or Operating Agreement, or any note, indenture, mortgage, deed of trust or other contract, agreement or commitment of Osage that would result in Osage being unable to perform its obligations hereunder.

3.3           Purchaser Representations.  In order to induce the Company to and the Seller to proceed with the transactions contemplated in this Agreement, Osage hereby represents and warrants to, and covenants with, the Company as follows:

A.           Osage is purchasing the Initial Interests, and if the Purchase Option is exercised, shall purchase the Additional Interests (collectively, the “Shares”) for the Osage's own account (not as a nominee or agent) for investment purposes and not with a view towards resale or distribution of any part thereof.  Osage has no present arrangement or intention to sell or distribute the Shares, or to grant participation in the Shares.  Osage does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person, or to any third person, with respect to any of the Shares;

B.           Osage acknowledges and agrees that the United States Securities & Exchange Commission has not reviewed the offering of the Shares and that the Shares have not been registered under the Securities Act of 1933 (the “Act”) and may not be offered or sold unless the Shares are registered under the Act, or sold pursuant to one or more available exemptions from registration. The certificate representing the Shares, if any, will bear the following (or substantially similar) legend and Osage agrees to abide by the terms thereof:

The Securities represented hereby have not been registered under the Securities Act of 1933 (the "Act"), and have been issued in reliance upon an exemption from the registration requirements of the Act. Such securities may not be re-offered for sale or resold or otherwise transferred except in accordance with and pursuant to an effective registration under the Act, or pursuant to an available exemption from registration under the Act. Hedging transactions involving the securities may not be conducted unless in compliance with the Act.

C.           Osage has had the opportunity to ask and receive answers to any and all questions Osage had with respect to the Company, its business plan, management and current financial condition;

D.           Osage is an Accredited Investor (as that term is defined 17 CFR 230.501(a)) and has such knowledge and expertise in financial and business matters that Osage is capable of evaluating the merits and risks involved in an investment in the Shares and acknowledges that an investment in the Shares entails a number of very significant risks and Osage is able to withstand the total loss of its investment. Osage acknowledges that the Company and the Seller have both recommended that Osage obtain independent legal and financial advice prior to entering into this Agreement, including but not limited to advice as to the legality of any resale of the Shares, as well as the suitability of the investment for Osage;

E.           Except as set forth in this Agreement, no representations or warranties have been made to Osage by the Seller, the Company, or any agent, employee or affiliate of either, and in entering into this Agreement Osage is not relying upon any information, other than that contained in this Agreement and the result of independent investigation by Osage;

F.           Osage understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States Federal and State securities laws and that the Seller and the Company are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Osage set forth herein in order to determine the applicability of such exemptions and the suitability of Osage to acquire the Shares;

G.           Osage has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement is a legally binding obligation of Osage enforceable against Osage in accordance with its terms;

H.           Osage is not purchasing the Shares as a result of any advertisement of the offering of the Shares;

I.           The transactions contemplated in this Agreement have not been induced by any representations or warranties by any person whatsoever with regard to the future value of the Company's securities;

4.           COVENANTS

The Company and Seller, jointly and severally, covenant to Osage:

4.1 Full Access.  Until the Initial Closing and during the 12-month period during which Osage may exercise the Purchase Option, Company and Seller will afford Osage and its representatives full access to all personnel, facilities, properties, accounts, books, records, information, contracts and documents of or relating to the Company during normal business hours.  The Seller and the Company will provide Osage and its representatives all information concerning the Company’s business, finances and properties that Osage reasonably requests.

4.2 Conduct of the Company’s Business.  Except as consented to by Osage in writing or via email, such consent not to be unreasonably withheld, until the Initial Closing and during the 12-month period during which Osage may exercise the Purchase Option, the Company will:

(a) conduct its business only in the ordinary and usual course and in substantially the same manner as previously conducted;

(b) maintain its assets in good operating condition and repair and continue normal maintenance;

(c) not make any contract or commitment for capital expenditures in excess of $50,000;

(d) not declare or pay any dividends on any of the Company’s capital stock;

(e) not purchase or otherwise acquire, transfer, sell or issue any shares of the Company’s capital stock or grant any options or other rights to purchase the same;

(f) not change its articles of incorporation, bylaws, banking arrangements, account signatories or powers of attorney;

(g) not sell, mortgage, alienate or dispose of any property except inventory in the ordinary course of business;

(h) not lend, agree to lend or guarantee any lending of funds (other than in connection with margin loans in the ordinary course of the Company’s business.

(i) not increase salaries or wages, declare bonuses, increase benefits, or institute any new benefit plan or program;

(j) comply with all laws applicable to the Company;

(k) not amend or in any way modify any Contract identified or required to be identified on Schedule 2.8;

(l) not introduce any material change with respect to the operation of its businesses, including any method, principle or practice of accounting;

(m) not enter into any transaction or other relationship with any Seller or any family member of any Seller, or any affiliate of the foregoing; and

(n) promptly notify Osage of any event or condition which would or may cause any condition precedent in Article 5 to not be fulfilled.

4.3 Preservation of Business and Relationships.  Until the Initial Closing and during the 12-month period during which Osage may exercise the Purchase Option, the Company and the Seller will use their best efforts to preserve the Company’s business organization intact, to keep available to Osage the present officers and employees of the Company and to preserve the Company’s present relationship with suppliers, customers and others having business relationships with the Company.

4.4 Exclusivity.  Neither the Company nor Seller will directly or indirectly solicit, initiate or encourage the submission of a proposal regarding a Prohibited Disposition with or to any person other than Osage and its representatives.  A “Prohibited Disposition” means any disposition of stock or assets (other than in the ordinary course of business) of the Company or any change in control of the Company.  The Company and Seller will immediately notify Osage if any person makes an offer or inquiry relating to a possible Prohibited Disposition.

4.5 Actions to Effect the Transaction.  At and before the Initial Closing and the Option Closing, if and as applicable, the Company and the Seller will take all actions necessary to approve and effect the transactions contemplated hereby, including without limitation

(i) taking all actions necessary or appropriate to satisfy all conditions precedent and to enable them to deliver at Closing the agreements and documents contemplated by Section 7.2; and

(ii) executing and filing such documents and certificates as may be necessary or appropriate.

4.6 Consents.  If any consents, permit transfers or other actions are necessary or desirable in Osage’s reasonable opinion to facilitate any objective as respects the Company or its future operations after the Closing, the Seller and the Company will use their best efforts to obtain any such consents, permit transfers or other actions.

4.7 Affiliate Transactions.  Upon Osage’s request and at Osage’s expense, the Company will terminate or otherwise resolve, in a manner satisfactory to Osage, all agreements between the Company and Seller or any affiliate of Seller.

4.8 Negative Controls.  Except as consented to in writing by Osage and the Seller, until and unless Osage or the Seller no longer owns, directly or indirectly, 10% or more of the issued and outstanding common stock of the Company, the Company will not and the Seller and Osage will not permit the Company to:

(a) amend, revise or waive any provision of the Company’s articles of incorporation, bylaws or other organic documents;

(b) sell, purchase, lease, exchange, transfer, abandon, mortgage, pledge, encumber or otherwise dispose of any material asset, including any asset or group of assets with a fair market value in excess of $50,000;

(c) incur indebtedness in any single or series of transactions in excess of $50,000;

(d) issue or authorize the issuance of any common stock, preferred stock or other equity interest;

(e) change or expand the line of business of the Company;

(f) merge or consolidate with any other person;

(g) enter into any transaction with any affiliate of the Company, Osage or the Seller;

(h) dissolve or otherwise seek to wind-up or liquidate the Company;

(i) enter into or make material amendments to material contracts that are outside the ordinary course of business;

(j) authorize or make payment of bonus or other compensation to employees, officers or directors other than regular periodic compensation paid in the ordinary course of business;

(k) convert the Company to any other type of entity;

(l) confess a judgment against the Company in an amount exceeding $50,000; or

(m) initiate voluntary bankruptcy or insolvency proceedings, or make an assignment for the benefit of creditors.

4.9 Restrictions on Transfer.  Until and unless Osage or the Seller no longer owns, directly or indirectly, 10% or more of the issued and outstanding common stock of the Company, neither Osage nor the Seller shall transfer any of the Company’s shares of capital stock except in accordance with the terms of this Section 4.9.

(a) CERTAIN DEFINITIONS - For purposes of this Section 4.9, the following terms have the following meanings:

1.           “Investor Stock” means any capital stock of the Company now owned or later acquired by either Osage or the Seller.

2.           “Investors” means Osage and Seller, and each of them individually is an “Investor.”

3.           “Offered Stock” means all Stock proposed to be Transferred by an Investor.

4.           “Pro Rata Portion” as to each Investor, means the number determined immediately prior to a proposed Transfer by dividing (A) the number of shares of Investor Stock held by the Investor by (B) the total number of shares of Investor Stock held by the Investors together.

5.           “Right of Co-Sale” means the right of co-sale provided to the Investors in Section (d) of this paragraph.

6.           “Right of First Refusal” means the right of first refusal provided to the Investors in Section (c) of this Paragraph.

7.           “Stock” means and includes all shares of Common Stock issued and outstanding at the relevant time, plus all shares of Common Stock issuable upon conversion or exchange of any convertible securities, including, without limitation, preferred stock and debt securities then outstanding, which are by their terms then convertible into or exchangeable for Common Stock, or issuable upon exercise of stock options or warrants.

            8.                      “Transfer” means and includes any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

(b)           NOTICE OF PROPOSED TRANSFER

Before an Investor may effect any Transfer of any Stock, such Investor (the “Selling Shareholder”) must give at the same time to the Company and to the other Investor a written notice signed by the Selling Shareholder (the “Selling Shareholder’s Notice”) stating (i) the Selling Shareholder’s bona fide intention to transfer such Offered Stock; (ii) the number of shares of the Offered Stock; (iii) the name, address and relationship, if any, to the Investor of each proposed purchaser or other transferee; and (iv) the bona fide cash price or, in reasonable detail, other consideration, per share for which the Selling Shareholder proposes to transfer such Offered Stock (the “Offered Price”).  Upon the request of the Company or the Investor, the Selling Shareholder will promptly furnish such information, to the Company and to the Investor, as may be reasonably requested to establish that the offer and proposed transferee are bona fide.

(c)           RIGHT OF FIRST REFUSAL

1.           Company Right.  Company will have the Right of First Refusal to purchase up to all of the Offered Stock.  The Company must, within the fifteen (15) business day period (“Company Refusal Period”) commencing on the date of the Company’s receipt of the Selling Shareholder’s Notice, give written notice to the Selling Shareholder and the Investor of the Company’s election to purchase and specifying the number of shares of the Offered Stock to be purchased.

2.           Investor’s Right.  Each Investor will have the Right of First Refusal to purchase up to all of the Investor Allotment (as defined below) of the remaining Offered Stock.  The Investors’ Right of First Refusal may be exercised as follows:

(i)           Each Investor must, within the ten (10)  business day period (the “Investor Refusal Period”) commencing on the expiration of the Company Refusal Period, give written notice (“Investor’s Exercise Notice”) to the Selling Shareholder and to the Company of the Investor’s election to purchase all of the remaining Offered Stock (the “Investor Allotment”).

(ii)           The Investor will not have a right to purchase any of the Offered Stock unless the Investor exercises its Right of First Refusal within the Investor Refusal Period to purchase all of its Investor Allotment of the Offered Stock.

3.           Purchase Price.  The purchase price for the Offered Stock to be purchased by the Company and/or Investors exercising their Right of First Refusal under this Agreement will be the Offered Price, but will be payable as set forth in Section 4.9(c)4 below.  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of the Company in good faith, which determination will be binding upon the Company, the Investors and the Shareholder absent fraud.

4.           Payment.  Payment of the purchase price for the Offered Stock purchased by the Company and/or an Investor exercising its Right of First Refusal will be made within seven (7) days after the date of the delivery of Investor’s Exercise Notice.  Payment of the purchase price will be made in U.S. Dollars in immediately available funds.

5.           Rights as a Selling Shareholder.  If Company and/or the Investor exercise their Rights of First Refusal to purchase all the Offered Stock, then, upon the date the notice of such exercise is given by the Company, the Selling Shareholder will have no further rights as a holder of such Offered Stock except the right to receive payment for such Offered Stock in accordance with the terms of this Agreement, and the Selling Shareholder will contemporaneously cause all certificate(s) evidencing such Offered Stock to be surrendered to the Company for transfer to the Company and/or purchasing Investor.

6.           Selling Shareholder’s Right To Transfer.  If Company and/or the Investor have not elected to purchase all of the Offered Stock, then, subject to the Right of Co-Sale, the Selling Shareholder may transfer that portion of the Offered Stock permitted to be sold by the Selling Shareholder, to any person named as a purchaser or other transferee in the Selling Shareholder’s Notice, at the Offered Price or at a higher price, provided that such transfer (i) is consummated within one hundred twenty (120) days after the date of the Selling Shareholder’s Notice and (ii) is in accordance with all the terms of this Agreement.  If the Offered Stock is not so transferred during such 120-day period, then the Selling Shareholder will not transfer any of such Offered Stock without complying again in full with the provisions of this Agreement.

(d)           RIGHT OF CO-SALE.

1.           Right of Co-Sale.  If the Company and/or Investor have not subscribed for all of the Offered Stock, each Investor may transfer to the transferee proposed in the Selling Shareholder’s Notice all or any part of that number of shares of Stock equal to the product obtained by multiplying the number of shares of the remaining Offered Stock by that Investor’s Pro Rata Portion, by giving written notice to the Selling Shareholder, within ten (10) business days after the date of the Investor’s Exercise Notice, specifying the number of shares of Stock which the Investor desires to transfer to the transferee in which case the number of shares of stock which the Selling Shareholder may sell to the transferee shall be correspondingly reduced.

2.           Consummation of Co-Sale.  Each Investor may effect its Right of Co-Sale in such Transfer by delivering to the Selling Shareholder at the closing of the transfer of Offered Stock to such transferee (the “Closing”) one or more certificates, properly endorsed for Transfer, representing such Stock to be transferred by the Investor.  At the Closing, such certificates or other instruments will be transferred and delivered to the transferee set forth in the Selling Shareholder’s Notice in consummation of the transfer of the Offered Stock pursuant to the terms and conditions specified in the Notice, and the Selling Shareholder will remit, or will cause there to be remitted, to the Investor on the date of such Closing that portion of the proceeds of the Transfer to which the Investor is entitled by reason of the Investor’s participation in the transfer pursuant to the Right of Co-Sale.

4.10 Piggy-Back Registration.

(a) If the Company at any time proposes to file on its behalf, and/or on behalf of any holder of any Company equity interest, a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), on any form for the registration of any equity interest in the Company (a “Registration”), it will give written notice to Osage and Seller at least thirty (30) days before the initial filing with the U.S. Securities and Exchange Commission of such registration statement.  The notice will set forth the intended method of disposition of the equity interests proposed to be registered by Company.  The notice will offer to include in such filing the aggregate number of shares as Osage and Seller may request.

(b) If Osage or Seller desires to register all or a portion of the shares, Osage or Seller, will advise the Company in writing within fifteen (15) days after the date of receipt of the offer described above, setting forth the number of shares for which registration is requested.  Company will then include in such filing the number of shares for which registration is so requested, subject to paragraph (c) below, and will use its best efforts to effect registration of such shares under the Securities Act.

(c) If the Registration relates to an underwritten public offering and the managing underwriter of such proposed public offering advises in writing that, in its opinion, in view of market conditions, the amount of shares requested by Osage or Seller to be included in the Registration should be reduced, the number of shares included in the Registration will be so reduced.

4.11 Board Seat.  Until and unless Osage no longer owns, directly or indirectly, 10% or more of the issued and outstanding common stock of the Company, Osage shall be entitled to appoint one person to the Company’s board of directors.  Osage may remove and replace such person from time to time for any or no reason.  Seller shall vote its shares as may be necessary to enable such an appointment and subsequent changes at the request of Osage. Upon the Option Closing and until and unless the Seller no longer owns, directly or indirectly, 10% or more of the issued and outstanding common stock of the Company, Seller shall be entitled to appoint one person to the Company’s board of directors.  The Seller may remove and replace such person from time to time for any or no reason.  Osage shall vote its shares as may be necessary to enable such an appointment and subsequent changes at the request of the Seller.

4.12 Osage Regulatory Approval Covenants.  Osage covenants to Seller and the Company and agrees as follows:  The exercise of the Purchase Option is expressly conditioned upon the consent of the Financial Industry Regulatory Authority or any successor thereof (“FINRA”).  Osage shall not seek nor accept, directly or indirectly, and in any event, the Company shall not issue to and Seller will not transfer to Osage, any equity beyond the Initial Interests, in connection with the Purchase Option or otherwise, unless and until FINRA has given its consent to such transfer(s) and/or issuance(s) without reservation.

5.           CONDITIONS PRECEDENT TO OSAGE’S PERFORMANCE

Osage’s obligations under this Agreement are subject to the satisfaction (except to the extent waived in writing by Osage) before each Closing of all of the following conditions and the Company and the Seller agree to use their best efforts to cause the following conditions to be fulfilled or performed at or before each Closing:

5.1 No Material Adverse Change.  No material adverse change in the financial condition, results of operations or cash flows or assets, liabilities, business or prospects of the Company may occur or have occurred from the Interim Balance Sheet Date through the Initial Closing.

5.2 Opinion of Counsel.  Osage must receive from counsel for the Company and for the Seller an opinion dated as of the applicable Closing in form and substance satisfactory to Osage.

5.3 Third Party Action.  No action, proceeding, investigation, inquiry or objection relating to the transactions contemplated hereby will have been instituted, threatened or, in Osage’s opinion, be imminent.

5.4 Affiliate Debt.  The Company must have collected all indebtedness (other than travel advances and other similar loans made to employees in the ordinary course of business) owed (whether or not due) to it from officers, directors, employees, Seller and other affiliates of the Company.

5.5 Due Diligence.  Osage must be satisfied with the results of its continuing business, financial, human resource, tax, legal, environmental and accounting due diligence regarding the Company.

5.6 Employment Arrangements.  Osage must have entered into satisfactory employment arrangements with the persons listed on Schedule 5.6.

5.7 Board Approval.  Osage’s Board of Directors must approve this Agreement and the transactions contemplated by this Agreement.

5.8 Consents.  All consents necessary to the consummation of the transactions contemplated by this Agreement, including by not limited to FINRA’s with respect to the exercise of the Purchase Option, as contemplated in Section 4.12, above, must be obtained.

5.9 Schedules.  Osage must have received all Schedules referred to in this Agreement that are to be provided by the Company, and such Schedules must be acceptable in form and substance to Osage.  If, for any reason whatsoever, Osage objects to any Schedule, Osage may terminate this Agreement at any time before Initial Closing without liability to Company or Seller.

6.           MUTUAL CONDITIONS PRECEDENT TO PERFORMANCE

Each party’s obligations under this Agreement are subject to the satisfaction or waiver on or before the applicable Closing of each of the following conditions:

6.1 Representations, Warranties & Covenants.  All representations and warranties by each party contained in this Agreement must be true on the date of the Initial Closing, and, except where provided otherwise in this Agreement, on the date of the Option Closing.  Each party must have performed all of its obligations and agreements and complied with all of its covenants and conditions of this Agreement.  Notwithstanding the foregoing, no party may claim its own breach as a failure of condition precedent.

6.2 Approval of Documentation.  The form and substance of all certificates, instruments and other documents delivered or deliverable under this Agreement must be satisfactory in all reasonable respects to counsel for each party

7.           CLOSINGS

7.1 Closing Dates and Place.

(a) The Initial Closing will take place on or before July 15, 2010, or such other date as is agreed upon by the parties (subject to the satisfaction of all conditions precedent to the Initial Closing), but in any event will not take place later than July 30, 2010.  The Initial Closing will be held at such location as the parties agree upon, and will not be deemed to have occurred until all actions necessary to complete the Initial Closing have occurred.

(b) If Osage exercises the Purchase Option, the Option Closing must occur within 60 days of such exercise (subject to the satisfaction of all conditions precedent to the Option Closing).  The Option Closing will be held at such location as the parties agree upon, and will not be deemed to have occurred until all actions necessary to complete the Option Closing have occurred

(c) This Agreement may be terminated by either Osage, Seller, or the Company if the Initial Closing has not occurred (other than through the failure of any such party to comply with its obligations under this Agreement) by July 30, 2010.  In the event of termination, this Agreement will become void and there will be no further liability or obligations among the parties except to the extent such termination results from the breach by a party of any of its representations and warranties or the non-fulfillment or non-performance of the covenants or agreements set forth in this Agreement which have not been waived.

(d) Notwithstanding anything to the contrary in this Agreement, the parties’ obligations to proceed towards the Initial Closing are each separate and distinct from any obligations to proceed towards the Option Closing, and nothing in this Agreement or elsewhere will require Osage to exercise the Purchase Option or proceed towards the Option Closing.

7.2 Seller’ and Company’s Closing Obligations.  At each Closing, the Company or the Seller, as the case may be, subject to the satisfaction of all conditions precedent to Company’s and Seller’s obligations and the simultaneous delivery by Osage of all items required of it under this Agreement, will deliver to Osage:

(a) stock certificates representing the Initial Interests or the Additional Interests, as applicable, that are duly endorsed (or together with executed stock powers);

(b) in the case of the Initial Closing only, such documents as Osage deems necessary to evidence the Purchase Option;

(c) an opinion dated as of the applicable Closing’s date, in form and substance satisfactory to Osage, from counsel for the Seller and the Company;

(d) certificates, dated the as of the applicable Closing’s date, signed by the Company’s President and Secretary certifying that all representations and warranties contained herein are true as of such Closing and that the Company has complied with all provisions of this Agreement; and

(e) such further agreements, certificates, instruments, opinions, and other documents as are reasonably requested by Osage or Osage’s counsel.

7.3 Osage’s Closing Obligations.  Osage, subject to the satisfaction of all conditions precedent to Osage’s obligations and the simultaneous delivery by the Company and Seller of all items required under Section 7.2, will deliver at each Closing:

(a) to Seller, the Estimated Base Purchase Price or the Estimated Option Purchase Price, as applicable;

(b) such further agreements, certificates, instruments, opinions, and other documents as are reasonably requested by Seller; and

(c) with respect to the Option Closing only, the unconditional written consent of FINRA.

8.           MISCELLANEOUS

8.1 Indemnification.

(a) Regardless of any pre-closing investigation, examination or knowledge, the Seller agrees to defend, hold harmless and indemnify Osage and its affiliates from and against any loss, liability, damage or expense, including without limitation attorneys fees and expenses (collectively “Damages”) arising directly or indirectly in connection with any inaccuracy in or breach of, or any failure to perform or comply with, any representation, warranty, covenant, obligation or other provision of the Agreement; provided however, with respect to the representations made in Section 2.18, Seller’s duties to defend, hold harmless and indemnify Osage shall apply regardless of and as if there were no disclosures on Schedule 2.18.

(b) Regardless of any pre-closing investigation, examination or knowledge, the Osage agrees to defend, hold harmless and indemnify Seller and its affiliates from and against any Damages arising directly or indirectly in connection with any inaccuracy in or breach of, or any failure to perform or comply with, any representation, warranty, covenant, obligation or other provision of the Agreement.

8.2 Governing Law.  This Agreement will be governed by the laws of the State of Oklahoma, without regard to Oklahoma conflict of law principles.

8.3 Exhibits and Schedules.  Each Exhibit and Schedule to this Agreement is fully incorporated into this Agreement.  Such Exhibits and Schedules need not be physically attached to this Agreement if they are appropriately identified on their face.

8.4 Entire Agreement; Construction.

(a) This Agreement (including all agreements and others referenced herein) constitutes the entire agreement among the parties and supersedes any prior understandings or agreements, written or oral, that relate to the subject hereof (including any letter of intent).

(b) “To the Seller’s or the Company’s knowledge” (or similar terms or phrases used herein) means all facts and information which are either within the actual knowledge of Seller or Company or that should have been known to such persons in the exercise of reasonable care and after due inquiry.

(c) The parties agree that all parties participated in the preparation and negotiation of this Agreement and the agreements contemplated hereby and that neither this Agreement nor any of the agreements contemplated hereby are to be construed against any party by virtue of the fact that any party prepared or drafted such agreements.

8.5 Amendment.  This Agreement may not be amended except by a writing signed by all Osage, Seller, and Company.

8.6 Survival.  All representations, warranties and other obligations of the Seller, the Company and Osage contained in this Agreement will survive the both the Initial Closing and the Option Closing (if the Option Closing occurs) and remain in full force and effect thereafter.  All representations and warranties of the Company contained herein or in any other document delivered hereunder will terminate at the end of the 12-month period during which Osage may exercise its option to purchase the Additional Interest.  In addition, Seller hereby waives, effective as of Initial Closing, any rights they may have against the Company relating to any alleged inaccuracy or falsity by the Company of any representation or warranty or breach by the Company of any covenant under this Agreement or any agreement contemplated hereby.

8.7 Counterparts; Telecopier.  This Agreement may be executed in several counterparts, each of which, when delivered, will be an original and all of which constitute one and the same Agreement.  Signature pages exchanged by email, telecopier or other electronic transmission are fully binding.

8.8 Expenses.  Osage will pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and carrying out the transactions contemplated by this Agreement.  The Seller will pay all Seller’s and Company’s costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and carrying out the transactions contemplated by this Agreement, including without limitation the fees and expenses of attorneys, investment bankers, finders, brokers, accountants and other professionals.

8.9 Public Announcements.  No public announcements of the transactions described in this Agreement are to be made by Company or Seller at any time without the Osage’s prior written consent, except as required by law.

8.10 Notices.  Notices hereunder must be in writing and served by mail, express overnight delivery, email, telecopier or other electronic transmission.  Notices to Osage must be addressed to: Osage, LLC, 302 South Cheyenne, Suite 112, Tulsa, Oklahoma 74103 Attn: Carol Leese, Chief Executive Officer (Fax 918-582-5653) with a copy to GableGotwals, 1100 ONEOK Plaza, 100 West Fifth Street, Tulsa, OK 74105 Attn: Douglas J. May (Fax: 918-595-4990).  Notices to the Company and the Seller must be addressed to: vFinance Investments Holdings, c/o National Holdings Corporation, 1200 N. Federal Highway, Boca Raton, Florida 33431 Attn: President (Fax 561.283.3366), with a copy to Mark Roth, General Counsel, National Holdings Corporation, 1001 4th Avenue, Suite 2200, Seattle, Washington 98154 (Fax (206) 343 6136).

8.11 Post-Closing Cooperation.  After each Closing the parties will cooperate from time to time to execute and deliver instruments and documents of further assurance and to do any acts reasonably necessary or desirable to carry out the transactions contemplated by this Agreement, including without limitation preparing, approving and executing amendments to the Company’s bylaws and articles of incorporation as may be necessary or desirable to further effectuate the parties obligations set forth herein.

8.12 Tax Implications.  Seller acknowledge that it is responsible for obtaining any assurances regarding the tax implications of the transactions contemplated by this Agreement, and Seller assumes all risk of any adverse tax consequence to it relating to such transactions.

8.13 Binding Effect.  This Agreement and all other agreements contemplated hereby will binding upon the parties and their executors, personal representatives, legatees, heirs, successors and assigns.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement the date first written above.

OSAGE, LLC,
an Osage Nation limited liability company

By:          /S/ CAROL LEESE
Name:     Carol Leese
Title:       CEO

vFinance Investments Holdings, Inc.,
a Florida corporation

By:         /S/ LEONARD SOKOLOW
Name:    Leonard Sokolow
Title:      CEO

EQUITYSTATION, INC.,
a Florida corporation

By:         /S/ ALAN LEVIN
Name:    Alan Levin
Title:      CFO